                                                                      EXHIBIT 11


                          ADDVANTAGE MEDIA GROUP, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                          Year ended December 31, 1996

                                                                                Fully
                                                            Primary            Diluted
                                                       ----------------------------------
Net income                                                $1,824,320         $1,824,320
Less preferred stock dividends (primary only)               (101,045)                --
Plus interest on unpaid preferred stock dividends                 --             42,257
                                                       ----------------------------------

Adjusted earnings                                          1,723,275          1,866,577

Weighted average shares outstanding                        5,095,434          5,095,434

Effect of options and warrants                               587,817            691,574
Effect of converting preferred stock, unpaid
    dividends and related interest                                --            360,698
                                                       ----------------------------------

Weighted average common, common equivalents
    and contingently issuable shares                       5,683,251          6,147,706
                                                       ----------------------------------

Earnings per share                                        $     0.30         $     0.30
                                                       ==================================